Exhibit 99.1

January 3, 2020 For Immediate Release	For More Information Contact Christopher Becker, President and CEO (516) 671-4900 Ext. 7000

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES A NEW PRESIDENT AND
CHIEF EXECUTIVE OFFICER

GLEN HEAD, NEW YORK, January 3, 2020 – The First of Long Island Corporation (NASDAQ: FLIC) announced today that Christopher Becker succeeded Michael Vittorio as President and Chief Executive Officer and was elected to the Board of Directors of The First of Long Island Corporation and The First National Bank of Long Island effective January 1, 2020.

The planned succession was originally announced on March 19, 2019, and Messrs. Becker and Vittorio have worked together throughout the remainder of 2019 to assure a smooth transition.

Christopher Becker commented, “Our Company’s long history of strong financial performance provides a solid foundation to our current leadership team.  I have utmost confidence in their ability to maintain our focus on relationship banking while expanding our business to better serve customers in our branch network as well as through digital channels.  Broadening our message, expanding our brand and serving communities on Long Island and within New York City remain among our key strategies.  Asset quality continues to be a priority.  I look forward to working with our Board of Directors and over four hundred employees in executing a shared vision for future success.”

About The First of Long Island Corporation

The First of Long Island Corporation is the bank holding company for The First National Bank of Long Island.  The Bank serves the financial needs of privately-owned businesses, professionals, consumers, public bodies and other organizations primarily in Nassau and Suffolk Counties, Long Island, and the boroughs of New York City and currently has fifty-two branches in Nassau and Suffolk Counties, Long Island, and the boroughs of Queens, Brooklyn and Manhattan.